Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated April 12, 2011, except for Note 26, as to which the date is August 22, 2011, relating to the consolidated financial statements of Dragon Bright Mintai Botanical Technology (Cayman) Limited and subsidiaries, and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado
September 16, 2011